Exhibit 10.1

EMPLOYMENT TRANSITION AND SEPARATION AGREEMENT

This Employment Transition and Separation Agreement (this “Separation Agreement”) is entered into this 9th day of December 2022 (the “Effective Date”), by and between GBT US LLC, a Delaware limited liability company (the “Company”), and Michael Qualantone (the “Executive”).

WHEREAS, the Executive is employed by the Company as its Chief Revenue Officer;

WHEREAS, the Executive and the Company have mutually agreed to terminate the Executive’s employment relationship with the Company upon the terms set forth herein, as well as all other positions that the Executive holds with Global Business Travel Group, Inc., a Delaware corporation (“GBTGI”), and its Subsidiaries (as defined below).

NOW, THEREFORE, in consideration of the covenants undertaken in this Separation Agreement, the Executive and the Company, intending to be legally bound, agree as follows:

1.          Transition.  From the Effective Date through the earlier of December 31, 2022 and the date of Executive’s termination of employment with the Company, Executive shall remain employed by the Company on a full-time basis as its Chief Revenue Officer and as a member of the Executive Leadership Team.  Commencing on January 1, 2023, and ending on the earlier of June 30, 2023 and the date of Executive’s termination of employment with the Company (such period, the “Transition Period”), the Executive shall be a non-officer employee of the Company and shall continue to support supplier initiatives and shall work in good faith to transition Executive’s duties, responsibilities, and authority to Executive’s successor.  During the Transition Period, Executive shall report to the Company’s Chief Executive Officer (“CEO”), shall devote as much of Executive’s time as is necessary to satisfactorily perform Executive’s assigned duties and responsibilities, and shall act in good faith in performing such services for the Company as may be delegated to the Executive by the Company’s CEO.  As a result of Executive’s time commitment to the Company, the parties expect that Executive’s “separation from service” (within the meaning of Code Section 409A) will not occur until June 30, 2023.  During the period commencing on the Effective Date and ending on the Separation Date (as defined below), Executive shall be paid a base salary at the rate of $650,000 per annum and shall be offered participation in all broad-based employee welfare and tax-qualified defined contribution retirement plans offered to the Company’s employees generally (subject to the Executive’s satisfaction of all eligibility requirements of any such plan).  In addition, Executive shall remain eligible to earn an annual cash bonus for the 2022 calendar year in accordance with the terms of the Annual Award Incentive (AIA) plan.

2.          Termination.  The Executive’s employment with the Company, GBTGI and each of their respective Subsidiaries and affiliates will terminate effective as of 5:00 P.M. (Eastern) on June 30, 2023 or on such earlier date as either Executive or the Company terminates Executive’s employment with the Company (the date of Executive’s termination of employment with the Company, the “Separation Date”), and all compensation, benefits and perquisites of employment shall cease as of the Separation Date (except as otherwise specifically provided herein).  All payments due to the Executive from the Company and its affiliates on and after the Separation Date shall be determined under the applicable provisions of this Separation Agreement.  The Executive acknowledges and agrees that, to the extent unpaid as of the Separation Date, Executive is entitled to receive the payment for (i) any earned but unpaid base salary as of the Separation Date (to be paid in accordance with the Company’s policies), (ii) reimbursement for any business expenses incurred prior to, but not reimbursed as of, the Separation Date, but only to the extent reimbursable in accordance with (and payable at the times provided under) the Company’s business expenses reimbursement policies and (iii) all benefits under the Company’s employee benefit plans, programs and payroll practices in which Executive was participating as of, and that are vested as of, the Separation Date, to be provided in accordance with the terms of such plans, programs and practices (collectively, the payments and benefits under clauses (i) through (iii), the “Accrued Benefits”).

Michael Qualantone/GBT
Separation Agreement

3.          Severance Benefit.  Provided that (i) the Executive remains employed by the Company in good standing through the earlier of (a) June 30, 2023, (b) the date on which the Company terminates Executive’s employment without Cause (as defined below) or (c) the date on which Executive’s employment terminates due to his death, (ii) the Executive or, in the case of termination due to his death, the administrator of his estate, executes the General Release of Claims attached hereto as Exhibit A (the “Release”) within 21 days after the Separation Date and does not revoke the Release within the time period set forth therein, such that the Release becomes effective and irrevocable not later than the 29th day following the Separation Date (and Executive or his estate provides his signed copy of the Release to the Company on the date that he signs it) and (iii) the Executive does not breach any provision of this Separation Agreement or the Release, then subject to Section 6.14 below, the Company shall provide the Executive or his estate with the following payments and benefits (collectively, the “Severance Benefits”):

3.1.          an amount equal to $650,000, to be paid in substantially equal installments of $25,000.00 in accordance with the Company’s payroll practices during the one year period following the Separation Date (the “Severance Period”), commencing on the first payroll date following the effective date of the Release in accordance with the Company’s normal payroll practices (provided that any installments that would have been paid prior to the effective date of the Release will be withheld and paid in a lump sum on the first payroll date after the Release becomes effective, with all remaining payments to be made in accordance with their regular schedule) (in all events, such first installment shall be made within 60 days after the Separation Date);

3.2.          an amount equal to $650,000, to be paid in substantially equal installments of $25,000.00 in accordance with the Company’s payroll practices during the period commencing on the first anniversary of the Separation Date and ending on the day immediately prior to the second anniversary of the Separation Date (for the avoidance of doubt, in all events, the final installment will be paid before the second anniversary of the Separation Date); and provided the Executive elects to continue participation in the Company’s medical, dental, and vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and that he and his eligible dependents remain eligible for such coverage, the Company will charge the Executive the same amount for such coverage as he would pay if he were still a full-time employee , throughout the 18 month period immediately following the Separation Date (provided that the Company may cease this benefit if it determines that providing it would result in a fine, penalty, or violation of law or would violate any non-discrimination law or rule);

3.3.          a bonus for the 2023 calendar year in an amount equal to $325,000, subject to the performance-based terms of the plan and payable when bonuses for the 2023 calendar year are paid to active executives of the Company (and in all events payable between January 1, 2024 and March 15, 2024);

3.4.

3.4.1.          all of Executive’s stock options subject to the terms of the Global Business Travel Group, Inc. Management Incentive Plan (the “GBTGI MIP”) that are outstanding as of the Separation Date shall continue to become vested through the second anniversary of the Separation Date and to the extent vested shall be exercisable in accordance with their respective terms through their normal expiration date (i.e., the 10th anniversary of the grant date of the original GBT (as defined below) or GBT JerseyCo (as defined below) option replaced by such GBTGI option) in the same manner as if Executive’s employment with the Company continued through such date (subject to all clawback, settlement, cash-out, assumption, conversion, forfeiture and similar provisions (other than forfeiture due to a termination of employment) applicable to such options);

Michael Qualantone/GBT
Separation Agreement

3.4.2.          notwithstanding Section 3.4.1, hereof, Executive will be eligible to participate in any tender offer conducted by GBTGI within 90 days of the Effective Date to exchange GBTGI options granted to Executive prior to December 2, 2021 (the “Legacy Option Exchange”) for new restricted stock units (“New RSUs”), and provided that Executive elects to participate in the Legacy Option Exchange in accordance with its terms, (i) Section 3.4.1 of this Separation Agreement will only apply to GBTGI options granted on or after December 2, 2021 (which such options will not be eligible to participate in any GBTGI tender offer) and to any other GBTGI options which become ineligible to participate in the tender offer, (ii) Executive will be granted a total number of New RSUs, pursuant to a New RSU award agreement, equal to the quotient of (A) $6,000,000 (less the intrinsic value of any Legacy Options that are in-the-money as of the expiration of the tender offer) divided by (B) the greater of the closing price of GBTGI’s Class A common stock, par value $0.0001 per share, on the closing date of such tender offer or $5.00 and (iii) such New RSUs will vest fifty percent (50%) on each of the first two anniversaries of the New RSU grant date, subject to Executive’s continued employment in good standing through Executive’s termination of employment on June 30, 2023 (or the date of any earlier termination of Executive’s employment by the Company without Cause or due to Executive’s death) in which case the New RSUs that are outstanding as of the Separation Date shall continue to vest in the same manner as if Executive continued to be employed with the Company through the first two anniversaries of the grant date (subject to all clawback, settlement, cash-out, assumption, conversion, forfeiture and similar provisions (other than forfeiture due to a termination of employment) applicable to such GBTGI options exchanged in the Legacy Option Exchange);

3.5.          the portion of Executive’s award under the GBT JerseyCo Limited 2020 Executive Long-Term Cash Incentive Award Plan (the “2020 LTIA”) that was not converted into restricted stock units of GBTGI will be determined in the same manner as if Executive remained employed by the Company through the applicable payment dates and will be paid to Executive as follows:  $500,000 will be paid to Executive within 60 days after September 1, 2022 (if not paid to Executive prior to the Effective Date) and $500,000 will be paid to Executive within 60 days after September 1, 2023, and the GBTGI restricted stock units granted to Executive in respect of the performance-based portion of the 2020 LTIA will be settled within 60 days after September 1, 2023 in the same manner as if Executive remained employed by the Company through such date (the payment and settlement of Executive’s award under the 2020 LTIA (and the related GBTGI restricted stock units) may not be accelerated, delayed or modified from the dates set forth herein, notwithstanding anything contained in the 2020 LTIA, any award agreement granted thereunder or any restricted stock unit agreement to the contrary);

3.6.          Executive’s award under the GBT JerseyCo Limited 2021 Executive Long-Term Cash Incentive Award Plan (the “2021 LTIA”) that was not converted into restricted stock units of GBTGI will be determined in the same manner as if Executive remained employed by the Company through the applicable payment dates and will be paid to Executive as follows:  $500,000 will be paid to Executive within 60 days after September 1, 2022 (if not paid to Executive prior to the Effective Date), $500,000 will be paid to Executive within 60 days after September 1, 2023 and $500,000 will be paid to Executive within 60 days after September 1, 2024, and the GBTGI restricted stock units granted to Executive in respect of the performance-based portion of the 2021 LTIA will be settled within 60 days after September 1, 2024 in the same manner as if Executive remained employed by the Company through such date (the payment and settlement of Executive’s award under the 2021 LTIA (and the related GBTGI restricted stock units) may not be accelerated, delayed or modified from the dates set forth herein, notwithstanding anything contained in the 2021 LTIA, any award agreement granted thereunder or any restricted stock unit agreement to the contrary);

3.7.          Solely for purposes of the Restricted Stock Unit Grant Notice Under The Global Business Travel Group, Inc. 2022 Equity Incentive Plan between Executive and GBTGI, dated as of September 6, 2022 (covering 35,940 restricted stock units of GBTGI), the Executive’s “Severance Period” shall be the period commencing on the Separation Date and ending on August 31, 2025; and

Michael Qualantone/GBT
Separation Agreement

3.8.          Subject to the terms of the plan, availability and continued approval of the provider, the Executive shall be entitled, on a case-by-case basis, to continued use of up to two Travel Authority Cards (TAC) (AA and DL) in the same manner as he experienced prior to his separation.  Such access and use shall be for personal use for Executive and his spouse and GBT directed business travel for Executive only until June 30, 2025, unless Executive obtains employment with another company that provides similar TAC and marketing fund benefits.  In addition, Executive will be eligible for continued access and use of the GBT United marketing fund for personal use for Executive and his spouse and GBT directed business travel for Executive, on a case-by-case basis, through to December 2023.  Under no circumstances shall the Executive use such TAC cards or marketing fund for any non-GBT directed business travel without the prior approval of the CEO.

For purposes of this Separation Agreement, “Cause” has the meaning set forth in the Severance Protection Agreement between Executive and the Company, dated as of November 29, 2021, (the “SPA”).

4.          Acknowledgment.

4.1.          The Executive acknowledges and agrees that provision of the Severance Benefits under Section 3 shall be conditioned upon the Executive’s compliance with Executive’s obligations under this Separation Agreement (including, without limitation, Sections 5 and 6 hereof), as well as Executive’s compliance with the Release and any other restrictive covenants to which Executive is bound for the benefit of the Company, GBTGI, GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“GBT JerseyCo”) or GBT III, B.V., a private company with limited liability organized under the laws of the Netherlands (“GBT”), or any of their respective affiliates.

4.2.          Other than the Severance Benefits and the Accrued Benefits, the Executive shall not be entitled to receive any payments or benefits from the Company, GBT, GBT JerseyCo, GBTGI or any of their respective affiliates as the result of Executive’s termination of employment (including, without limitation, under any severance plan, policy, program or arrangement of the Company, GBT, GBT JerseyCo, GBTGI or any of their respective affiliates, under Executive’s offer letter with the Company, dated as of April 1, 2019 (the “Offer Letter”) or under the SPA).

4.3.          For the avoidance of doubt, if prior to 5:00 P.M. (Eastern) on June 30, 2023, Executive resigns from the Company for any reason or is terminated for Cause or due to death, neither Executive nor Executive’s estate, heirs or beneficiaries shall be entitled to receive any of the Severance Benefits.

5.          Restrictive Covenants.  In consideration of the Severance Benefits the Executive is eligible to receive under and in accordance with this Separation Agreement, which Executive would not otherwise be eligible to receive, the Executive makes the following covenants described in this Section 5.  Notwithstanding anything in this Separation Agreement, the GBT III, B.V. Management Incentive Plan (as amended and/or restated from time to time, the “BV Plan”), the GBTGI MIP, the GBT JerseyCo Limited Amended and Restated Management Incentive Plan (as amended and restated on December 2, 2021) or any predecessor version thereof (collectively, the “JerseyCo Plan”), any cash or equity-based long term incentive plan (each, an “LTIA”), any award agreement under the BV Plan, the JerseyCo Plan, the GBTGI MIP or any LTIA, or any other agreement between Executive and the Company, GBT, GBT JerseyCo, GBTGI or any of their respective Subsidiaries to the contrary, in the event that the Executive violates any provision of this Separation Agreement (including any provision of this Section 5) or any other restrictive covenant to which Executive is bound for the benefit of the Company, GBT, GBT JerseyCo, GBTGI or any of their respective affiliates, Executive shall forfeit the Severance Benefits in their entirety, all awards granted under or subject to the BV Plan, the JerseyCo Plan, the GBTGI MIP or any LTIA (including any awards issued by GBTGI in replacement of any of the foregoing awards) shall cease vesting and shall be immediately canceled and forfeited with no compensation or other payment due to the Executive or any other person or entity, and Executive shall repay any portion of the cash Severance Benefits already paid or provided to him or already paid or provided on his behalf (provided that in all cases, Executive shall continue to be subject to Executive’s obligations under this Separation Agreement, the Release and any other restrictive covenants applicable to Executive).

Michael Qualantone/GBT
Separation Agreement

5.1.          Restricted Period.  The “Restricted Period” shall be the period commencing on the Effective Date and continuing for a period of twenty-four (24) months following the Separation Date; provided, in the event this duration is deemed by a court of competent jurisdiction unreasonable, the “Restricted Period” shall be the period commencing on the Effective Date and continuing for eighteen (18) months following the Separation Date; provided further, in the event this duration is deemed by a court of competent jurisdiction unreasonable, the “Restricted Period” shall be the period commencing on the Effective Date and continuing for twelve (12) months following the Separation Date. With respect to any covenant that does not have a perpetual duration, the Restricted Period shall be tolled during any period of non-compliance with such covenant, and therefore shall be increased with respect to such covenant by any period of non-compliance with this Section 5.

5.2.          Noncompetition; Nonsolicitation; Confidential Information.  The Executive shall not Compete (as such term is defined below).

5.3.          For purposes of this Separation Agreement, and notwithstanding the definition contained in any other plan, program, agreement or arrangement between Executive and the Company, GBT JerseyCo, GBT, GBTGI, or any of their respective Subsidiaries to the contrary, the term “Compete” shall mean (i) during the Restricted Period, (A) being a director, owner or investor in (other than the ownership of not more than 1% of the publicly traded voting securities of any company listed on a national securities exchange) any Person engaging in any Restricted Business in any state of the United States or country in which any member of the Company Group (defined below) conducts business as of the Separation Date or, as of the Separation Date, had demonstrable plans to conduct business, (B) being employed by or engaged as a consultant, independent contractor or other service provider with a Restricted Business and performing services similar to the service rendered by Executive to the Company or other members of the Company Group during the last twelve (12) months of Executive’s employment with the Company or (C) directly or indirectly, whether on behalf of the Executive or another Person, (x) soliciting (including any communication of any kind, regardless of by whom it is initiated), inducing or attempting to induce any Restricted Entity (as defined below) to terminate or alter in a manner adverse to any member of the Company Group such Restricted Entity’s relationship with any member of the Company Group, (y) interfering with, or attempting to interfere with, the relationship between any member of the Company Group and any Person engaged in Travel Supplier Services or other Restricted Entity, or (z) soliciting (including any communication of any kind, regardless of by whom it is initiated), hiring, engaging or attempting to hire or engage any Restricted Individual (as defined below) or to induce or attempt to induce any Restricted Individual to terminate or otherwise alter, in a manner adverse to any member of the Company Group, his or her employment relationship or engagement with any member of the Company Group or to provide services, similar to the services the Restricted Individual provided to the Company or other member of the Company Group during the last twelve (12) months of the Restricted Individual’s employment with the Company Group, to a Restricted Entity in any capacity, provided that the Executive’s employer’s or business organization’s conducting general advertising for employees not directed at any specific Person shall not in and of itself be a violation of this clause (C), or (ii) at any time disclosing or using any Confidential Information, except as required by legal process (provided that if the Executive receives legal process with regard to disclosure of such Confidential Information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order with respect to such Confidential Information or to otherwise limit its disclosure).  “Competed” and “Competing” shall have correlative meanings.  For purposes of this Section 5,

5.3.1.          the term “Business Travel Services” means business travel agency services provided to business entities with annual revenue of at least $10,000,000 (whether or not for profit) and governmental agencies pursuant to a stand-alone contract to arrange for the business and commercial travel of their employees, excluding Travel Supplier Services, covering an entire enterprise or one or more business units, geographies or divisions thereof;

5.3.2.          the term “Company Group” means GBTGI, GBT JerseyCo, the Company and each of their respective Subsidiaries (and any of the successors of any of the foregoing Persons);

Michael Qualantone/GBT
Separation Agreement

5.3.3.          the term “Confidential Information” includes, but is not limited to, trade secrets, information relating to any member of the Company Group’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; customers or prospective customers, including, but not limited to, their particularized requirements and preferences, their product or service specifications, the identity and authority of their key contact persons, payment methods, and order histories and patterns; Persons who actually provide Travel Supplier Services to any member of the Company Group, or with whom any member of the Company Group is in active negotiations to provide such services, including, but not limited to, their particularized requirements and preferences, their product or service specifications, the identity and authority of their key contact persons, pricing histories and other negotiated terms; their mail lists; pricing policies; service, product and material costs; pricing and cost structures; pricing methodologies; profit margins; bids; responses to requests for proposals; vendors and sources of supply; market survey data; financial position and business plans; computer programs, applications, databases; research projects; new product and service developments; compositions, formulas, patterns, compilations, programs, techniques, devices, processes, plans, designs, and drawings; and any other information of any member of the Company Group, or any of the Travel Supplier Services vendors, other vendors or customers of any member of the Company Group, which any member of the Company Group informs the Executive, or which the Executive should know by virtue of his position or the circumstances in which he learned it, is to be kept confidential.  Confidential Information does not include information that is publicly available or otherwise known in the industry but not as a result of the Executive’s violation of his obligations under this Separation Agreement or any other agreement with any member of the Company Group;

5.3.4.          the term “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof;

5.3.5.          the term “Restricted Business” means, subject to Section 5.3.5.1 a Person (i) in the business of owning or operating hotels, resorts, other lodging providers, airlines, passenger rail service providers, car rental providers, and other transportation providers and aggregators thereof, in addition to global distribution systems (“GDSs”) which utilize a network reservation system to facilitate transactions between and among travel industry service providers (collectively, “Travel Supplier Services”); (ii) in the business of providing Business Travel Services or any other business in which any member of the Company Group was engaged, or is considering engaging in, as of the Separation Date or within the twenty-four (24) month period immediately following the Separation Date and of which the Executive was aware or reasonably should have been aware as of the Separation Date or (iii) any Person that owns, directly or indirectly, more than a 10% equity stake (directly or indirectly), in any Person described in clauses (i) or (ii) hereof; provided, with the exception of clause (iii), where a Person has distinct organizational divisions, only those organizational divisions that are competitive with any member of the Company Group shall be considered a Restricted Business;

5.3.5.1.          following the Separation Date, Executive shall be permitted to be employed or engaged by Certares Management LLC (“Certares”), provided Executive does not render services or other advice or counsel, directly or indirectly, to Certares or any Person (including any Certares portfolio company) described under either of clauses (i) or (ii) of Section 5.3.5 of this Separation Agreement.

5.3.6.          the term “Restricted Entity” means a customer of any member of the Company Group or any Person engaged in Travel Supplier Services with whom any member of the Company Group has a business relationship or is actively and demonstrably engaged in establishing a business relationship;

Michael Qualantone/GBT
Separation Agreement

5.3.7.          the term “Restricted Individual” means any employee of any member of the Company Group, or any contractor engaged by any member of the Company Group, with whom the Executive was aware of or interacted with for business purposes at any time during the twelve (12) month period prior to the Separation Date and who was employed or engaged by any member of the Company Group as of the Separation Date; and

5.3.8.          the term “Subsidiary” means any entity in which GBTGI, GBT JerseyCo, the Company or any of their respective Subsidiaries either, directly or indirectly, alone or together, owns equity securities representing at least 50% of the voting power or value of such entity’s equity securities or has the power to appoint a majority of the board of directors or other governing body of such entity.

5.4.          Additional Obligations with Respect to Confidential Information and Company Records.  The Executive covenants that on or before the Separation Date, he shall return to the Company all property of the Company Group in his possession or under his control, including but not limited to, literature, correspondence, memoranda, reports, summaries, manuals, proposals, contracts, documents, electronic storage media, computer programs, mobile/smart phones, computers, and other materials and equipment of any kind which relate to the business of any member of the Company Group, including specifically, but not exclusively, all materials which comprise or refer to Confidential Information.  It is understood and agreed that all such materials are, and will remain, the exclusive property of the Company Group and that the Executive will not retain any copy, facsimile or note memorializing any such materials or the contents thereof.  The Executive further represents and warrants that as of the Separation Date he will not be in possession or control of any document, record, file or other instrument, whether in hardcopy, digital or electronic form, containing any Confidential Information and has not transmitted (and will not transmit) any Confidential Information to any third party except as necessary to perform his job duties in the best interests of the Company Group.  The Executive will take all reasonable measures following his execution of this Separation Agreement to protect the Confidential Information from any accidental or unauthorized disclosure or use.  The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Executive acknowledges that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

5.5.          Non-Disparagement.  The Executive shall not at any time following his execution of this Separation Agreement, make any disparaging or defamatory comments, remarks or statements in any form about any member of the Company Group, any member of the Company Group’s products or services, customers or prospective customers, any Person engaged in Travel Supplier Services who has a business relationship with any member of the Company Group, any employee (including officers, executives, managers, supervisors and nonsupervisory employees) of any member of the Company Group or any equity holder in any member of the Company Group.  Statements made in good faith to any governmental investigatory agency in connection with an investigation, charge of discrimination, other complaint of unlawful behavior, or other legal proceeding shall not constitute a violation of the Executive’s obligations under this paragraph.

Michael Qualantone/GBT
Separation Agreement

5.6.          Enforceability of Covenants.  The Executive acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 5, and the Executive agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Executive hereby waives any such defense.  The Executive further acknowledges that complying with the provisions contained in this Separation Agreement will not preclude the Executive from engaging in a lawful profession, trade, or business, or from becoming gainfully employed.  The Executive agrees that the Executive’s covenants under this Section 5 are separate and distinct obligations under this Separation Agreement, and the failure or alleged failure of any member of the Company Group to perform obligations under any provision of this Separation Agreement (or any other agreement between the Executive and any member of the Company Group) shall not constitute a defense to the enforceability of the Executive’s covenants and obligations under this Section 5.  The Executive agrees that any breach of any covenant under this Section 5 will result in irreparable damage and injury to the Company Group, and that the Company Group will be entitled to equitable and other injunctive relief to prevent any such breach or threatened breach in any court of competent jurisdiction without the necessity of posting any bond (in addition to any other legal and other remedies they may have).  Each member of the Company Group is an intended third party beneficiary of this Section 5 and may enforce its terms as if they were a party hereto.

5.7.          Nonexclusive Remedy.  In addition to any remedies that may be available in any agreement to which the Executive is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include any rights or remedies available in law or in equity.

5.8.          Cooperation.  Except as otherwise prohibited by law, the Executive shall make himself available at reasonable times for reasonable periods of time to meet with representatives of the Company Group, including outside legal counsel, for the purposes of assisting the Company Group in any internal or external investigation, whether or not a legal proceeding is threatened or pending.  For purposes of this paragraph, meetings shall be either by telephonic conference, video conference or in person as the Company may reasonably request.  The Company shall reimburse the Executive for any travel and lodging expenses reasonably incurred by the Executive in performing his obligations under this paragraph.

5.9.          Court Modification.  The provisions of this Section 5 are intended to be interpreted in a manner which makes them valid, legal, and enforceable.  In the event any provision of Section 5 of this Separation Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the minimum extent and in the manner necessary to render it valid, legal, and enforceable.  It is expressly understood and agreed between the Executive and the Company that such modification or restriction may be accomplished by mutual accord between the parties or, alternatively, by disposition of a court.  If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Separation Agreement without affecting the validity, legality, or enforceability of any of the remaining provisions.

5.10.          Other Agreements.  Notwithstanding any other agreement between the Executive and any member of the Company Group, or any other provision in this Separation Agreement to the contrary, the post-employment restrictions and obligations set forth in this Section 5 shall be in addition to, not in lieu of, any other restrictions imposed on the Executive in any other agreement, contract, plan or other instrument with any member of the Company Group.

6.          Miscellaneous.

6.1.          Successors and Assigns.  This Separation Agreement is personal to the Executive and shall not, without the prior written consent of the Company, be assignable by the Executive.  This Separation Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement.  The Company may assign this Separation Agreement without the Executive’s consent.

Michael Qualantone/GBT
Separation Agreement

6.2.          Waiver.  No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

6.3.          Modification.  Except as provided in Section 5.9, this Separation Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.

6.4.          Complete Agreement.  This Separation Agreement and the Release constitute and contain the entire agreement and final understanding between the parties hereto and their respective affiliates concerning the subject matter hereof and thereof, and supersede and replace all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning such subject matter (including, without limitation, the Offer Letter and the SPA).  For the avoidance of doubt, the SPA and Offer Letter each shall terminate in full and be null and void ab initio upon Executive’s execution of this Separation Agreement.

6.5.          Notice.  Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

To the Company:	GBT US LLC 666 Third Avenue 4th Floor New York, NY 10017 Attention: Patricia A. Huska Email: Patricia.a.Huska@amexgbt.com

To the Executive:	at his most recent address in the Company’s records.

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.6.          Severability.  If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Separation Agreement which can be given effect without the invalid provisions or applications, and to this end the provisions of this Separation Agreement are declared to be severable.

6.7.          Applicable Law; Disputes; WAIVER OF JURY TRIAL.  This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflicts of law. Any suit, action or proceeding based on any matter arising out of, related to, or in connection with, the Executive’s employment or service with any member of the Company Group or the termination thereof, this Separation Agreement or the Release shall be brought exclusively in the United States District Court for Delaware or, if federal jurisdiction does not exist, the courts of the State of Delaware (located in Wilmington, Delaware), and the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of those courts (and their courts of appeal). Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION IN ANY COURT DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE EXECUTIVE’S EMPLOYMENT OR SERVICE WITH ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS SEPARATION AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

Michael Qualantone/GBT
Separation Agreement

6.8.          Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Separation Agreement.  Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

6.9.          Counterparts.  This Separation Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

6.10.          Advice of Counsel.  In entering into this Separation Agreement, the parties represent that they have relied upon, or had the opportunity to rely upon, the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys (or they have had the opportunity to do so), and that those terms are fully understood and voluntarily accepted by them.

6.11.          Supplementary Documents.  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

6.12.          Headings.  The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

6.13.          Taxes.  All payments under this Separation Agreement shall be reduced by all applicable tax withholdings and payroll deductions.  Other than the Company Group’s obligation to withhold taxes as required by law or regulation, the Executive shall be solely responsible for any taxes imposed on the Executive as a result of the provision of the Severance Benefits and the Accrued Benefits.

6.14.          Code Section 409A Compliance.  This Separation Agreement is intended to comply with, or be exempt from, to the extent applicable, Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Code Section 409A”), and the parties hereto agree to interpret this Separation Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company.  To the maximum extent possible, any severance owed under this Separation Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A.  Notwithstanding any other provision of this Separation Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Separation Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Separation Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service (except as provided in clause (ii)(B) of this Section 6.14) and (ii) shall instead be paid to the Executive in a lump-sum payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death).  If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder and which are subject to Code Section 409A shall not be paid or commence until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.  Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred.  Notwithstanding anything herein to the contrary, no member of the Company Group or any of their respective affiliates shall have any liability to the Executive or to any other Person if this Separation Agreement is not exempt from or compliant with Code Section 409A, or if the payments and/or benefits provided in this Separation Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.  Each payment payable under this Separation Agreement shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.  Notwithstanding the foregoing or anything contained in this Separation Agreement to the contrary, if payment of any amounts set forth in this Separation Agreement (other than the Accrued Benefits) are treated as “non-qualified deferred compensation” under Code Section 409A, then if such payments or benefits could commence in more than one taxable year depending on when the Release is executed (regardless of when the Release is actually executed), then such payments and benefits that otherwise would have been payable in the calendar year in which the Separation Date occurs shall be withheld and instead shall be payable on the first payroll date in the calendar year immediately following the calendar year in which the Separation Date occurs (with all remaining payments to be made as if no such delay had occurred).  For purposes of Section 3 of this Separation Agreement, the Separation Date shall be interpreted to mean the date on which Executive incurs a “separation from service” with the Company (within the meaning of Code Section 409A).

[signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be duly executed as of the day and year first above written.

EXECUTIVE

/s/Michael Qualantone
Michael Qualantone

GBT US LLC

By:	/s/ Eric Bock
	Name:	Eric Bock
	Title:	Chief Legal Officer Global Head of M&A and Compliance & Corporate Secretary

EXHIBIT A

GENERAL RELEASE OF CLAIMS

IN CONSIDERATION OF the payments and benefits (the “Severance Benefits”) to be provided pursuant to Section 3 of the Employment Transition and Separation Agreement (the “Separation Agreement”) dated December 9, 2022, by and between GBT US, LLC, a Delaware limited liability company (the “Company”) and Michael Qualantone (the “Executive”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby executes this General Release of Claims (“Release”) and agrees as set forth herein.  Capitalized terms used in this Release that are not otherwise defined in this Release have the meanings set forth in the Separation Agreement.  This Release may not be executed prior to the Separation Date.

1.          General Release.  The Executive on behalf of himself, his descendants, dependents, spouse(s), heirs, executors, administrators, personal representatives, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, GBT, GBTGI, GBT JerseyCo, American Express Company, Certares GBT Holdings Ltd., QH Travel LP, BR Investors Juweel, L.P., Macquarie Juweel Investor LP, PecosCo Limited Partnership, Juweel Investors Coöperatief U.A, and each of their respective direct and indirect parents, subsidiaries and affiliates, past and present (together, the “Company Group”), as well as the trustees, directors, officers, members, managers, partners (whether general or limited), agents, attorneys, insurers, employees, representatives, assigns, predecessors and successors, past and present, of each member of the Company Group, and any other persons or entities claimed to be jointly or severally liable with any of the foregoing, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature (collectively “Claims”), in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, contingent or non-contingent, and whether or not concealed or hidden, which he now has, owns or holds (or may have, own, or hold) or he has at any time heretofore had, owned or held, against any of said Releasees arising at any time up through and including the date that he signs this Release.  These released Claims include, but are not limited to, all Claims arising out of or in any way related to the Executive’s employment with or his service as an officer, director, member or manager of any member of the Company Group, the terms and conditions (including all wages, benefits, and other compensation) of the Executive’s employment with or his service as an officer, director, member or manager of any member of the Company Group, the Executive’s separation from such employment or service, the Executive’s investment in any member of the Company Group, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, contingent or non-contingent, concealed or apparent.  Among the specific Claims released by this Release are, without limitation: (i) all Claims of employment discrimination based upon any protected characteristic (such as age, race, color, sex, sexual orientation, national origin, religion, and disability/handicap status), including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act; and all Claims arising under the Employee Retirement Income Security Act of 1974, as amended, or any similar federal, state or local law (each as amended); (ii) all Claims arising under the New Jersey Law Against Discrimination; Civil Rights Act; Family Leave Act; Wage and Hour Law; the Millville Dallas Airmotive Plant Job Loss Notification Act; Conscientious Employee Protection Act;  Security And Financial Empowerment Act; Equal Pay Law; Occupational Safety and Health Law; Smokers’ Rights Law; Genetic Privacy Act; Fair Credit Reporting Act; Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; and the laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, and Employment Protection (iii) all Claims arising under the federal Family and Medical Leave Act of 1993; (iv) all Claims arising under the New York State Human Rights Law (N.Y. Exec. Law §§ 290-301), the New York City Human Rights Law (N.Y.C. Admin. Code § 8-101 et seq.), and/or any other comparable law, rule, or regulation of the local, city, state equal, human or civil rights agency or commission, and any other local, city, state or federal discrimination laws, the anti-retaliation provisions of the New York State Workers’ Compensation Law (N.Y. Workers’ Comp. Law § 125), the New York Civil Rights Law (N.Y. Civ. Rights Law, §§ 40-45), Article 23-A of the New York State Corrections Law (N.Y. Correct. Law §§750-755 and N.Y. Exec. Law §296(15), the anti-retaliation provisions of the New York State False Claims Act (N.Y. Finance Law § 191), the New York State Worker Adjustment and Retraining Notification Act (N.Y. Lab. Law §§ 860-860-i), the wage and wage payment provisions of the New York State Labor Law (N.Y. Lab. Law §§ 190-199A), the New York City Earned Safe and Sick Time Act (N.Y.C. Admin. Code §§ 20-911-20-924), the New York State Minimum Wage Act (N.Y, Lab. Law §663) and the New York State Wage Order for Miscellaneous Industries and Occupations; (v) all Claims arising under the Arizona Employment Protection Act; Civil Rights Act; and the Wage and Hour Laws; and (vi) all common law Claims, including, but not limited to, Claims for breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, wrongful discharge, punitive damages, and any other common law Claims under the laws of any jurisdiction.  It is intended that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law.  Notwithstanding the foregoing, the above release shall not apply to (1) any claims for breach of the Separation Agreement by the Company; (2) any right of the Executive to receive workers’ compensation benefits or other rights or claims that cannot be waived as a matter of law; (3) any right to continue the Executive’s group health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (4) any right of the Executive to indemnification for his actions and omissions as an officer under the Company Group’s governing documents; and (5) any rights to coverage under any applicable directors and officers liability insurance policy.

Michael Qualantone/GBT
Separation Agreement

2.          Covenant Not to Sue.  The Executive acknowledges and agrees that he has not filed and will not file (or join, or accept any relief in) a lawsuit against any of the Releasees pleading or asserting any Claims released in the above general release.  If the Executive breaches this promise, and the action is found to be barred in whole or in part by this Release, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those Claims that are found to be barred by this Release and (i) the obligation to provide the Severance Benefits shall immediately cease and (ii) the Executive shall be required to promptly repay to the Company any Severance Benefit previously paid or provided to him; provided, however, that in all cases, this Release shall continue to be fully effective and enforceable.  Notwithstanding the foregoing, nothing in this Section precludes the Executive from challenging the validity of the release above under the requirements of the ADEA, and the Executive shall not be responsible for reimbursing the attorneys’ fees and costs of the Releasees in connection with such a challenge to the validity of the release, nor shall the Severance Benefit cease or be repayable in the event of such a challenge.  However, the Executive acknowledges that the release contained in Section 1 of this Release applies to all claims the Executive has under the ADEA, and that, unless the release is held to be invalid, all of the Executive’s claims under the ADEA shall be extinguished.  In addition, nothing in this Release shall preclude or prevent the Executive from filing a charge with, participating in an investigation by or proceeding before, or providing truthful information to the United States Equal Employment Opportunity Commission or other federal, state or local agency, but the Executive acknowledges and agrees that the Executive shall not accept any relief obtained on his behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any Claims covered by this Release.  Furthermore, if any Claim is not subject to release, to the extent permitted by applicable laws, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Releasees is a party.  Nothing in this Release or otherwise shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation (it being understood that the Executive does not need the prior authorization of the Company to make any such reports or disclosures or to notify the Company that Executive has made such reports or disclosures).

3.          Acknowledgments.  The Executive hereby acknowledges and agrees that:

3.1	this is an important legal document and he is hereby advised to consult with an attorney before signing it;

3.2	he has been given a period of at least twenty-one (21) days to consider whether to sign this Release;

3.3
he may revoke this Release at any time within seven (7) days after the date on which he signs it by providing written notice to the Company (in accordance with the procedures set forth in Section 6.5 of the Separation Agreement),

3.4	this Release shall not be effective until after the revocation period has expired without revocation;

3.5	the consideration provided for in this Release is greater than anything to which he is otherwise entitled;

3.6	changes made to this Release, whether material or nonmaterial, do not restart the aforementioned twenty-one (21) day period; and

3.7	he has carefully read this Release, understands all the terms of this Release, and enters into this Release freely, knowingly, and voluntarily.

After this Release becomes effective as provided in this Section 3, it may not be revoked.  This Release may be amended only in a writing signed by Executive and the Company that specifically states that it is an amendment to this Release.

Michael Qualantone/GBT
Separation Agreement

4.          Advice of Counsel. In signing this Release, the Executive represents that he has relied upon the advice of his attorney, or otherwise had the opportunity to consult with an attorney of his own choice, and that those terms are fully understood and voluntarily accepted by him.

5.          Applicable Law; Disputes; WAIVER OF JURY TRIAL.  This Release shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflicts of law.  All disputes arising under this Release shall be settled in accordance with Section 6.7 of the Separation Agreement, including the WAIVER OF JURY TRIAL PROVISION.

6.          Severability.  If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Release which can be given effect without the invalid provisions or applications, and to this end the provisions of this Release are declared to be severable.

[signature page follows]

Michael Qualantone/GBT
Separation Agreement

THE EXECUTIVE, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLIES HIS SIGNATURE VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS RELEASE AND EXECUTES THIS RELEASE AS OF THE DATE SET FORTH BELOW.

Michael Qualantone

Date

ACCEPTED AND AGREED:

GBT US LLC

Name:
Title: